VENDOR SERVICE AGREEMENT

This VENDOR AGREEMENT (the “Agreement”) dated as of this 1st day of January 2012, by and between Meizhou Ramada Hotel Management Limited, a People’s Republic of China business organization (“Vendor”) and Vanni Holdings Limited, a limited company formed in the British Virgin Islands and a wholly owned subsidiary of Pacificorp International Hotel Management, Inc., (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Manager is operating in China and will be receiving payment for services it will be providing in China to the general public;

WHEREAS, China employs strict currency regulations that are designed to prevent large amounts of currency from moving out of the country. The Vendor will be responsible to the Manager to manage the money it receives from the Ramada Meizhou Hotel operations; and

NOW, THEREFORE, IT IS AGREED as follows:

1)

Delivery of Funds.

i)

All monies paid to Ramada Hotel room accommodation operations (the “Operation”)shall be delivered to Manager for deposit into an account to be specified by the Manager, opened by Manager solely for the benefit of Vanni Holdings Limited, (the “Account”).  Manager shall elect to have all operations handled on a cash basis.  In this event no account shall be opened.

ii)

The Payments deposited into the Account (if any there shall be) and the balance remaining after any authorized disbursements are hereafter referred to as the “Funds.”

iii)

The Vendor shall have no duty or responsibility to enforce the collection or demand payment of any Funds deposited into the Account. If, for any reason, any check or credit card payment deposited into the Account shall be returned unpaid to the Manager, the duty of the Manager shall be to return the check or the credit card chargeback to the Vendor promptly thereafter, delivered by certified mail to the address below.

2)

Release of Funds.

i)

The Funds shall be the sole property of the Manager pursuant to transfer from the Vendor.

ii)

The Manager shall, upon receipt of funds from the Vendor, disburse the Funds in accordance with the terms of the instructions from Vanni Holdings Limited management.

3)

Performance by Vendor. The Vendor hereby accepts and agrees to perform its obligations hereunder:

a.

The Vendor shall provide the following services to Manager on a daily, weekly, monthly or annual basis.

1.

All administrative services necessary to run and maintain the Operation in Meizhou including but not limited to:

i.

All manpower necessary for all operations;

ii.

All repairs, maintenance (including equipment and facilities) of hotel rooms at the Ramada Hotel;

iii.

Provide all room essentials, including consumables by hotel guests;

iv.

Provide all office support services to maintain the Operation and billing to customers including all books and financial accounting;

v.

Maintain all of the accounts receivable of the Operation on behalf of the Manager;

vi.

Collect; record and account for all cash collected by the Operation in Meizhou and disburse to Manager in Hong Kong;

vii.

Provide the tax reports and pay all tax bills to all tax authorities from cash paid from customers;

viii.

Provide for annual financial audits and reports to Manager; and

ix.

Pay all bills from outside suppliers from cash collected;

In the event there are any outstanding bills from outside suppliers or the tax authorities and there is insufficient cash remaining to pay such bills Vendor shall charge Manager on an agreed upon schedule.

b.

The Manager may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith. The Manager shall not be liable for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind by the Vendor, unless caused by its willful misconduct or gross negligence.

c.

The Vendor agrees to indemnify and hold the Manager harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney’s fees) claimed against or incurred by Manager arising out of or related, directly or indirectly, to this Management Agreement unless caused by the Manager’s gross negligence or willful misconduct.

d.

In the event that the Vendor shall be uncertain as to its duties or rights hereunder, the Manager shall be entitled to (i) refrain from taking any action other than to keep safely the Funds until it shall be directed otherwise by a court of competent jurisdiction, or (ii) deliver the Funds to a court of competent jurisdiction.

4)

Performance by Manager. The Manager hereby accepts and agrees to perform its obligations hereunder:

1.

All administrative services necessary to run and maintain the head office operations including but not limited to:

i.

All manpower necessary for all head office operations;

ii.

Provide support and guidance when needed regarding the repairs, maintenance (including equipment and facilities) at the  Ramada Hotel;

iii.

Provide office support services to maintain the Operation and billing to customers including all books and financial accounting when needed and requested by Vendor;

iv.

Maintain all of the accounts receivable from the Operation to the Manager;

v.

Collect; record and account for all cash collected from the Operation in Meizhou;

vi.

Provide for annual financial audits and reports for the Manager; and

In the event there are any outstanding bills from vendors or the tax authorities and there is insufficient cash remaining to pay such bills Vendor shall charge Manager on an agreed upon schedule.

The Manager agrees to indemnify and hold the Vendor harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney’s fees) claimed against or incurred by Vendor arising out of or related, directly or indirectly, to this Management Agreement unless caused by the Vendor’s gross negligence or willful misconduct.

5)  Vendor’s Compensation. Vendor shall be entitled, for the duties to be performed by it hereunder, to compensation which shall include both fixed service fees and variable fees and variable fees to be paid by the Manager at the rate of US$20,000 per annum. Neither the modification, cancellation, termination or rescission of this Agreement shall affect the right of Manager to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission.  To the extent the Manager has incurred any such expense, or any fee becomes due, the Manager shall advise the Vendor and the Vendor shall direct all such amounts to be paid directly to the Manager.

6)

  Termination. This Agreement shall remain in force for a period of ten (10) years beginning the 1st day of January 2012 and continuing until December 31st 2021.  Manager may elect to renew this Agreement for an additional ten (10) years upon expiration and prior to December 31, 2021.

7)

Default.  In the event of default by either the Vendor or Manager the defaulting party shall have ninety (90) days to cure the default.  Notice of default shall be sent to the address of record as set forth in paragraph 8 below.  Upon a default by Vendor it shall be responsible for payment for disruption of business (the amount to be the actual damages incurred by the Manager) and the sum of ten (10) years’ service fees.  In the event of default by Manager the Agreement shall terminate immediately.

8)

Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by facsimile (followed by first-class mail), by nationally recognized overnight courier service or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below:

a.

If to Manager, to:

Vanni Holdings Limited

b.

If to Vendor, to:

Meizhou Ramada Hotel Management Limited

Meiyuan Street, Binfang Road

Meijiang District, Meizhou

Guangdong, China

or to such other address as any of them shall give to the others by notice made pursuant to this Section.

9)

General.

a.

This Agreement shall be governed by and construed and enforced in accordance with the laws of Hong Kong applicable to agreements made and to be entirely performed within China and Hong Kong, without regard to choice of law principles and any action brought hereunder shall be brought in the courts of Hong Kong. Each party hereto irrevocably waives any objection on the grounds of venue, inconvenient forum or any similar grounds and irrevocably consents to service of process by mail or in any manner permitted by applicable law and consents to the jurisdiction of said courts. Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of the transactions contemplated by this Agreement.

b.

This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto.

c.

All of the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto, as well as their respective successors and assigns.

d.

This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No party may assign any rights, duties or obligations hereunder unless all other parties have given their prior written consent.

e.

If any provision included in this Agreement proves to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.

f.

This Agreement and any modification or amendment of this Agreement may be executed in several counterparts or by separate instruments and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

10)

Form of Signature. The parties hereto agree to accept a facsimile or an email transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement; provided, however, that each party who produces a facsimile or an email signature agrees, by the express terms hereof, to place, promptly after transmission of his or her signature by facsimile or email, a true and correct original copy of his or her signature in overnight mail to the address of the other party.

11)

Confidentiality. Unless specifically directed by Court Order, the Manager agrees to keep the terms of this Agreement as well as the identity of all parties completely confidential. Each of the parties to this Agreement acknowledges that all information contained in this Agreement is to remain confidential.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

VENDOR Meizhou Ramada Hotel Management Limited
By:	/s/ YANG SHAO JUN
Name:	Yang Shao Jun
Title:	President
MANAGER Vanni Holdings Limited
By:	/s/ LIN JUN YONG
Name:	Lin Jun Yong
Title:	Director